Exhibit 8.1

Telephone: 1-212-558-4000 Facsimile: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, NY 10004-2498 los angeles • Palo Alto • washington, D.C. Frankfurt • london • paris Beijing • Hong Kong • Tokyo Melbourne • Sydney

July 27, 2016

First Horizon National Corporation

165 Madison Avenue,

Memphis, Tennessee 38103.

Ladies and Gentlemen:

We have acted as counsel to First Horizon National Corporation, a Tennessee corporation (“First Horizon”), in connection with the planned mergers pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 3, 2017, by and between First Horizon, Capital Bank Financial Corp., a Delaware corporation (“Capital Bank Financial”), and Firestone Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of First Horizon (“Merger Sub”). The Merger Agreement provides that Merger Sub will merge with and into Capital Bank Financial, with Capital Bank Financial remaining as the surviving entity (the “Merger”). As soon as reasonably practicable following the Merger, First Horizon shall cause Capital Bank Financial to be merged with and into First Horizon (the “Second Step Merger”, and together with the Merger, the “Mergers”), with First Horizon remaining as the surviving corporation in the Second Step Merger. The Mergers are described in the joint proxy statement/prospectus and other proxy solicitation materials of First Horizon and Capital Bank Financial constituting a part thereof (“Joint Proxy Statement/Prospectus”), which is included in the registration statement filed on or about the date hereof on Form S-4 by First Horizon (the “Registration Statement”) in connection with the Mergers.

We hereby confirm to you that the statements set forth under the caption “Material U.S. Federal Income Tax Consequences of the Mergers” in the Joint Proxy Statement/Prospectus included in the Registration Statement, subject to the qualifications stated therein, represent our opinion as to the material United States federal income tax consequences of the Mergers to U.S. holders of Capital Bank Financial common stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sullivan & Cromwell LLP